EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Offering Circular Amendment No. 15 to this Regulation A Offering Statement (Form 1-A) of RSE Collection, LLC to be filed on or about July 8, 2019 of our report dated April 30, 2019, on our audits of the Company and each listed Series’ financial statements as of December 31, 2018 and 2017 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

July 8, 2019